Exhibit 10.3

SPX 2019 STOCK COMPENSATION PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made between SPX Technologies, Inc., a Delaware corporation (the “Company”), and the Recipient pursuant to the SPX 2019 Stock Compensation Plan, as amended from time to time, and related plan documents (the “Plan”) in combination with an SPX Restricted Stock Unit Summary (the “Award Summary”) to be displayed at the Fidelity website. The Award Summary, which identifies the person to whom the Restricted Stock Units are granted (the “Recipient”) and specifies the date (the “Award Date”) and other details of this grant of Restricted Stock Units, and the electronic acceptance of this Agreement (which also is to be displayed at the Fidelity website), are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan. The parties hereto agree as follows:

1. Grant of Restricted Stock Units. The Company hereby grants to the Recipient the target number of Restricted Stock Units specified in the Award Summary (the “Award”), subject to the terms and conditions of the Plan and this Agreement (including any adjustment to the target number as provided under Section 5(b)). The Restricted Stock Units shall vest based on the Company’s performance during any applicable Period of Restriction, as specified in Section 4 and pursuant to the terms of the Award Summary. Each Restricted Stock Unit shall entitle the Recipient to a share of Common Stock when the Restricted Stock Unit ceases to be subject to any applicable Period of Restriction (as specified in Section 4 below). The Recipient must accept the Restricted Stock Unit Award within ninety (90) days after notification that the Award is available for acceptance and in accordance with the instructions provided by the Company. The Award automatically shall be rescinded upon the action of the Company, in its discretion, if the Award is not accepted within ninety (90) days after notification is sent to the Recipient indicating availability for acceptance. No payment of cash is required for the award of the Restricted Stock Units pursuant to this Agreement.

2. Restrictions. The Restricted Stock Units evidenced by this Award may not be sold, transferred, pledged, assigned, used to exercise options or otherwise alienated or hypothecated, whether voluntarily or involuntarily or by operation of law. The Recipient shall have no rights in the Common Stock underlying the Restricted Stock Units until the Restricted Stock Units cease to be subject to any applicable Period of Restriction and the delivery of the underlying shares of Common Stock is made, or as otherwise provided in the Plan or this Agreement. The Recipient shall not have any voting rights with respect to the Restricted Stock Units, nor shall the Recipient receive or be entitled to receive any dividends or dividend equivalents with respect to the Restricted Stock Units.

3. Restricted Stock Unit Account. The Company shall maintain an account (the “Restricted Stock Unit Account” or “Account”) on its books in the name of the Recipient, which shall reflect the number of Restricted Stock Units awarded to the Recipient.

4. Period of Restriction. Subject to the provisions of the Plan and this Agreement, unless they are vested or forfeited earlier as described in Section 5, 6, or 7 of this Agreement, as applicable, the number of Restricted Stock Units that shall become vested shall be determined in accordance with the chart below, based on the percentile ranking of the Company’s Total Shareholder Return (as defined below) compared to that of the Comparator Group (as defined below); provided, however, that if the Company’s Total Shareholder Return is negative, the number of Restricted Stock Units that vest shall not exceed Target. Subject to the preceding sentence, if the Company’s Total Shareholder Return falls between Threshold and Target or between Target and Maximum levels of performance, the number of Restricted Stock Units that vest shall be calculated using straight-line interpolation. The “Vesting Date” shall be the date after the completion of the Measurement Period (not later than March 15 of the year following completion of the Measurement Period) that the Board (or appropriate Board committee) has certified in writing the applicable performance results. The “Period of Restriction” commences on the grant date and ends on the Vesting Date.

	Company Total Shareholder Return Performance Versus Comparator Group During the Measurement Period (Percentile Rank)	Number of Restricted Stock Units Vesting
Below Threshold	Less than 30th	0
Threshold	30th	.50x
Target	50th	x
Maximum	75th or Higher	1.50x

x = Target amount of Restricted Stock Units, as specified in the Award Summary, and as may be adjusted pursuant to Section 5(b).

“Total Shareholder Return” shall mean the average annual percentage change in the Fair Market Value of a share of Common Stock or common stock of a Comparator Group company (using total shareholder return of such stock as determined by the Committee assuming immediate reinvestment of dividends a the ex-dividend date) during the Measurement Period. Average values of such stock (i.e., average values for the first calendar month and the final calendar month of the Measurement Period) shall be used to value such stock at the beginning and end of the Measurement Period. If a company in the Comparator Group files for bankruptcy protection or is otherwise insolvent during the Measurement Period, such company shall remain in the Comparator Group but shall be assigned the lowest ranked TSR.

“Comparator Group” shall mean the component companies of the S&P 600 SmallCap that are classified as members of the GICS® capital goods industry group on [ ], as listed in Appendix A; provided, however, that if any component company ceases to be listed as a publicly traded entity as a result of an acquisition, merger or other similar transaction during the Measurement Period, then such company shall not be included in the Comparator Group.

“Measurement Period” shall mean the three (3) year period commencing on [ ], and ending on [ ].

Upon vesting on the Vesting Date, all vested Restricted Stock Units shall cease to be considered Restricted Stock Units, subject to the terms and conditions of the Plan and this Agreement, and except as otherwise provided in the Agreement (including Section 16), the Recipient shall be entitled to receive one share of Common Stock for each vested Restricted Stock Unit in the Recipient’s Account.

If the Board (or appropriate Board committee) certifies that Threshold has not been achieved, all Restricted Stock Units subject to this Agreement shall immediately be forfeited and canceled. To the extent any Restricted Stock Units subject to this Agreement do not vest upon the above performance certification by the Board (or appropriate Board committee), such Restricted Stock Units shall immediately be forfeited and canceled.

5. Vesting upon Certain Terminations.

(a) Disability or Death. If, while the Restricted Stock Units are subject to any applicable Period of Restriction, the Recipient experiences a termination of Service by reason of Disability or death, then the portion of the Restricted Stock Units subject to the Period of Restriction shall become fully vested at the Target level of performance (as specified in the Award Summary) as of the date of such termination of Service without regard to the Period of Restriction set forth in Section 4 of this Agreement.

(b) Retirement. If, while the Restricted Stock Units are subject to any applicable Period of Restriction, the Recipient experiences a termination of Service by reason of Retirement (as defined below), then a portion of the Restricted Stock Units still subject to a Period of Restriction shall be retained, with such portion being retained equal to the target number of Restricted Stock Units specified in the Award Summary multiplied by a fraction, the numerator of which is the number of full months elapsed since [ ], and the denominator of which is 36; provided, however, such fraction may never be greater than 1. Such portion retained shall be the target number of Restricted Stock Units under this Award thereafter, and the remaining portion of Restricted Stock Units shall be forfeited as of the date of the Recipient’s termination. The retained portion of Restricted Stock Units shall vest only if (and at the time that) the specified performance goals are achieved and vesting occurs for Recipients who remain actively employed.

A Recipient shall be eligible for “Retirement” treatment for purposes of this Agreement if, at the time of the Recipient’s termination of Service, (i) the Recipient is age 60 or older, (ii) has completed ten years of Service with a Subsidiary of the Company (provided that the Subsidiary has been directly or indirectly owned by the Company or any predecessor of the Company for at least three years), has been an employee of the Company or any predecessor of the Company for at least ninety (90) days following the Award Date and (iii) elects to retire by providing appropriate notice to the Human Resources department of the Subsidiary of the Company to which the Recipient is employed with.

6. Forfeiture upon Termination due to Reason other than Disability or Death. If, while the Restricted Stock Units are subject to any applicable Period of Restriction, the Recipient experiences a termination of Service for any reason other than the Recipient’s Disability or death, and subject to Sections 5(b) and 7, then the Recipient shall forfeit any Restricted Stock Units that are subject to the Period of Restriction on the date of such termination of Service.

7. Termination Without Cause Following Change of Control. Subject to Section 8, in the event the Recipient is terminated without Cause within two years following a Change of Control, the Restricted Stock Units subject to any applicable Period of Restriction shall become fully vested at the Target level of performance (as specified in the Award Summary) as of the termination without Cause and shall cease to be subject to the Period of Restriction set forth in Section 4 of this Agreement.

8. Effect of Change of Control. In the event of a Change of Control:

(a) No cancellation, termination, lapse of Period of Restriction, settlement or other payment shall occur with respect to any Restricted Stock Units if the Committee (as constituted immediately prior to the Change of Control) reasonably determines, in good faith, prior to the Change of Control that the Restricted Stock Units shall be honored or assumed or new rights substituted therefor by an Alternative Award, in accordance with the terms of Section 13.5 of the Plan.

(b) Notwithstanding Section 8(a), if an Alternative Award meeting the requirements of Section 13.5 of the Plan cannot be issued, or the Committee so determines at any time prior to the Change of Control, any Restricted Stock Units subject to an applicable Period of Restriction shall become fully vested at the Target level of performance (as specified in the Award Summary) and free of any Period of Restriction immediately prior to the Change of Control.

(c) Notwithstanding Sections 8(a) and 8(b), and subject to Section 13.4 of the Plan, the Committee (as constituted immediately prior to the Change of Control) may, in its discretion, cancel any Restricted Stock Units in exchange for an amount equal to the Change of Control Price multiplied by the aggregate number of shares of Common Stock covered by such Award.

9. Adjustment in Capitalization. In the event of any change in the Common Stock of the Company through stock dividends or stock splits, a corporate spin-off, reverse spin-off, split-off or split-up, extraordinary cash dividend or other distribution of assets by the Company, or recapitalization, merger, consolidation, exchange of shares, or a similar event, the terms, conditions and number of Restricted Stock Units subject to this Agreement shall be equitably adjusted by the Committee to preserve the intrinsic value of any Awards granted under the Plan. Such mandatory adjustment may include a change in any or all of the number and kind of shares of Common Stock or other equity interests underlying the Restricted Stock Units, and/or if reasonably determined in good faith by the Committee prior to such adjustment event, that the Restricted Stock Units (in whole or in part) shall be replaced by Alternative Awards meeting the requirements set forth in Section 13.5 of the Plan. In addition, the Committee may make provisions for a cash payment to a Recipient in such event. The number of shares of Common Stock or other equity interests underlying the Restricted Stock Units shall be rounded to the nearest whole number. Any such adjustment shall not result in adverse tax consequences to the Recipient under Code Section 409A.

10. Delivery of Stock Certificates or Cash. Subject to the requirements of Sections 11 and 12 below, as promptly as practicable after the Vesting Date, but in no event later than March 15 of the year following the completion of the Measurement Period, the Company may, if applicable, cause to be issued and delivered to the Recipient, the Recipient’s legal representative, or a brokerage account for the benefit of the Recipient, as the case may be, certificates for the shares of Common Stock that correspond to the vested Restricted Stock Units, or, pursuant to Section 8, a check shall be delivered to the last known address of the Recipient.

11. Tax Withholding. Regardless of any action the Company, any Subsidiary of the Company, or the Recipient’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax”) that the Recipient is required to bear pursuant to all applicable laws, the Recipient hereby acknowledges and agrees that the ultimate liability for all Tax is and remains the responsibility of the Recipient.

Prior to receipt of any shares of Common Stock that correspond to settlement of vested Restricted Stock Units, the Recipient shall pay or make adequate arrangements satisfactory to the Company and/or any Subsidiary of the Company to satisfy all withholding and payment obligations of the Company and/or any Subsidiary of the Company. In this regard, the Recipient authorizes the Company and/or any Subsidiary of the Company to withhold all applicable Tax legally payable by the Recipient from the Recipient’s wages or other cash compensation paid to the Recipient by the Company and/or any Subsidiary of the Company or from the proceeds of the sale of shares of Common Stock. Alternatively, or in addition, the Company may sell or arrange for the sale of Common Stock that the Recipient is due to acquire to satisfy the withholding obligation for Tax and/or withhold any Common Stock (not to exceed maximum statutory rates). Finally, the Recipient agrees to pay the Company or any Subsidiary of the Company any amount of any Tax that the Company or any Subsidiary of the Company may be required to withhold as a result of the Recipient’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver Common Stock if the Recipient fails to comply with its obligations in connection with the tax as described in this section.

The Company advises the Recipient to consult a lawyer or accountant with respect to the tax consequences for the Recipient under the Plan.

The Company and/or any Subsidiary of the Company: (a) make no representations or undertakings regarding the tax treatment in connection with the Plan; and (b) do not commit to structure the Plan to reduce or eliminate the Recipient’s liability for Tax.

12. Securities Laws. This Award is a private offer that may be accepted only by a Recipient who is an employee of a Subsidiary of the Company and who satisfies the eligibility requirements outlined in the Plan and the Committee’s administrative procedures. This Award may not be registered with the body responsible for regulating offers of securities in the Recipient’s country. The future value of Common Stock acquired under the Plan is unknown and could increase or decrease.

Neither the Plan nor any offering materials related to the Plan may be distributed to the public. The Common Stock should be resold only on the New York Stock Exchange and should not be resold to the public except in full compliance with all applicable securities laws.

If a Registration Statement under the Securities Act of 1933, as amended, is not in effect with respect to the shares of Common Stock to be issued pursuant to this Agreement, the Recipient hereby represents that the Recipient is acquiring the shares of Common Stock for investment and with no present intention of selling or transferring them and that the Recipient shall not sell or otherwise transfer the shares except in compliance with all applicable securities laws and requirements of any stock exchange on which the shares of Common Stock may then be listed.

13. No Employment or Compensation Rights. This Section applies whether or not the Company has full discretion in the operation of the Plan, and whether or not the Company could be regarded as being subject to any legal obligations in the operation of the Plan. It also applies both during and after the period that the Recipient is providing Services, whether the termination of a Recipient’s Service is lawful or unlawful.

Nothing in the rules, the operation of the Plan or this Agreement forms part of the contract of employment or employment relationship between the Recipient and the Company or any Subsidiary of the Company. The rights and obligations arising from the employment relationship between the Recipient and the Company or one of its Subsidiaries are separate from, and are not affected by, the Plan. This Agreement shall not confer upon the Recipient any right to continue to provide Services, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate Recipient’s Service at any time.

The grant of rights on a particular basis in any year does not create any right to or expectation of the grant of rights on the same basis, or at all, in any future year.

No employee is entitled to participate in the Plan, or to be considered for participation in the Plan, at a particular level or at all. Participation in any operation of the Plan does not imply any right to participate, or to be considered for participation, in any later operation of the Plan.

Without prejudice to a Recipient’s rights under the Plan, subject to and in accordance with the express terms of the applicable rules, no Recipient has any rights in respect of the Company’s exercise or omission to exercise any discretion, or making or omission to make any decision, relating to the right. Any and all discretion, decisions or omissions relating to the right may operate to the disadvantage of the Recipient, even if this could be regarded as capricious or unreasonable or could be regarded as a breach of any implied term between the Recipient and the Recipient’s employer, including any implied duty of trust and confidence. Any such implied term is hereby excluded and overridden.

No employee has any right to compensation for any loss in relation to the Plan, including:

•	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of Service);

•	any exercise of discretion or a decision taken in relation to the Plan, or any failure to exercise discretion or make a decision; or

•	the operation, suspension, termination or amendment of the Plan.

The Restricted Stock Units granted pursuant to this Agreement do not constitute part of the Recipient’s wages or remuneration or count as pay or remuneration for pension or other purposes. If the Recipient experiences a termination of Service, in no circumstances shall the Recipient be entitled to any compensation for any loss of any right or benefit or any prospective right or benefit under the Plan or this Agreement that the Recipient might otherwise have enjoyed had such Service continued, whether such compensation is claimed by way of damages for wrongful dismissal, breach of contract or otherwise.

Participation in the Plan is permitted only on the basis that the Recipient accepts all of the terms and conditions of the Plan and this Agreement, as well as the administrative rules established by the Committee. By participating in the Plan, a Recipient waives all rights under the Plan to the fullest extent permitted by applicable laws, other than the rights subject to and in accordance with the express terms of the applicable rules, in consideration for, and as a condition of, the grant of rights under the Plan. Neither this Agreement nor the Plan confers on the Recipient any legal or equitable rights (other than those related to the Restricted Stock Unit Award) against the Company or any Subsidiary of the Company or directly or indirectly gives rise to any cause of action in law or in equity against the Company or any Subsidiary of the Company.

Nothing in this Plan confers any benefit, right or expectation on a person who is not a Recipient.

14. Data Privacy. The Recipient understands that the Company, with its headquarters located at 6325 Ardrey Kell Road Suite 400, Charlotte, North Carolina, USA 28277, shall act as the data controller with regard to the processing of the Recipient’s personal data for the purpose of implementing the Plan and may be directly contacted at this address and/or by email at Privacy@spx.com and telephone at 980-474-3700.

The Recipient understands that the Recipient’s employer and any of its affiliates may hold certain personal information about him or her, including the Recipient’s name, date of birth, date of hire, home and business addresses and telephone numbers, e-mail address, business group/segment, employment status, account identification, and details of all rights and other entitlement to shares or units awarded, cancelled, purchased, vested, unvested or outstanding in the Recipient’s favor pursuant to this Agreement, for the purpose of managing and administering the Plan (“Data”). The Recipient’s employer may communicate the Data to the Company for the purpose of the Plan.

The Recipient understands that the collection, storage, use and processing, in electronic or other form, of his or her Data is necessary for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan.

The Data may be made available to the authorized personnel of the Company and its affiliate, and to a broker or other third party with whom shares acquired pursuant to the Plan may be deposited, as well as to government and other regulatory authorities for the purpose of complying with their legal obligations in connection with the Plan.

As such, the Recipient further understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Recipient’s country or elsewhere, including outside the European Economic Area, and that the Recipient’s country may have less adequate data privacy laws and protections than the Recipient’s country. The Company has entered into contractual arrangements to ensure the same safeguards for the Data as required under European Union Law. A third party to whom the Data may be passed is Fidelity Investments and its affiliates.

The Recipient may request at any time and without cost:

•	a list with the names and addresses of any potential recipients of the Data;

•	access to and access the Data relating to the Recipient;

•	any additional information about the storage and processing of the Data.

The Recipient may exercise the above-mentioned rights by contacting the Recipient’s local human resources representative or the Company’s local data privacy administrator at Privacy@spx.com.

In addition, the Recipient may also object, on grounds relating to his or her particular situation, at any time to the processing of the Data, in which case, the Company shall no longer process the Data relating to the Recipient until the Company demonstrates compelling legitimate grounds for the processing. The Recipient understands, however, that objecting to the processing of the Data, although it shall not have any negative effect on the Recipient’s employment, may affect the Recipient’s ability to participate in the Plan. For more information on the consequences of such objection, the Recipient may contact the Company’s local data privacy administrator.

The Recipient understands that Data shall be held only as long as necessary to implement, administer and manage the Recipient’s participation in the Plan.

In any case, the Recipient has the right to lodge a complaint with the relevant local supervisory authority.

15. Compliance with Code Section 409A. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Award is intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan and the Agreement shall be construed and interpreted in accordance with such intent. References in the Plan and this Agreement to “termination of Service” and similar terms shall mean a “separation from service” within the meaning of that term under Code Section 409A. Any payment or distribution that is to be made to a Recipient who is a “specified employee” of the Company or a Subsidiary of the Company within the meaning of that term under Code Section 409A and as determined by the Committee, on account of a “separation from service” under Code Section 409A, may not be made before the date which is six months after the date of such “separation from service,” unless the payment or distribution is exempt from the application of Code Section 409A by reason of the short-term deferral exemption or otherwise.

16. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered under this Agreement. The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.

17. Amendment. The Board may at any time amend, modify or terminate the Plan and this Agreement; provided, however, that no such action of the Board shall adversely affect the Recipient’s rights under this Agreement without the consent of the Recipient. The Board or the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement so that the Award qualifies for exemption from or complies with Code Section 409A; provided, however, that the Board, the Committee and the Company make no representations that the Award shall be exempt from or comply with Code Section 409A and make no undertaking to preclude Code Section 409A from applying to the Award.

18. Plan Terms and Committee Authority. This Agreement and the rights of the Recipient hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Recipient. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. The Recipient hereby acknowledges receipt of a copy of the Plan and this Agreement.

19. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or the Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Board’s determination, materially altering the intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect.

20. Governing Law and Jurisdiction. The Plan and this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan shall be exclusively in the courts in the State of North Carolina, County of Mecklenburg, United States of America, including the Federal Courts located therein (should Federal jurisdiction exist). As consideration for and by accepting the Award, the Recipient agrees that the Governing Law and Jurisdiction provisions of this Section 20 shall supersede any Governing Law or similar provisions contained or referenced in any prior equity awards made by the Company or a predecessor of the Company to the Recipient, and, accordingly, such prior equity awards shall become subject to the terms and conditions of the Governing Law and Jurisdiction provisions of this Section 20.

21. Successors. All obligations of the Company under this Agreement shall be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, spin-off, consolidation or otherwise.

22. Compensation Recovery. This Award shall be subject to any compensation recovery policy adopted by the Company, including any policy required to comply with applicable law or listing standards, as such policy may be amended from time to time in the sole discretion of the Company. As consideration for and by accepting the Award, the Recipient agrees that all prior equity awards made by the Company or a predecessor of the Company to the Recipient shall become subject to the terms and conditions of the provisions of this Section 22.

23. Language. If the Recipient has received this Agreement or any other document related to the Plan translated into a language other than English and the translated version is different than the English version, the English version shall control.

24. Further Assurances. The Recipient agrees to use his or her reasonable efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for the Recipient’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

25. Addendums. The Company may adopt addendums to this Agreement, which shall constitute part of this Agreement. Notwithstanding any provisions in this Agreement, the Restricted Stock Units shall be subject to any country-specific terms set forth in an Addendum for the Recipient’s country of residence or employment. Moreover, if the Recipient relocates to one of the countries included in the Addendum, the terms for such country shall apply to the Recipient, to the extent the Company determines that the application of such terms is necessary or advisable.